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                                 EXHIBIT 10(b)

                    EXECUTIVE BONUS PLAN WITH DAVID C. MEEK


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                              EXECUTIVE BONUS PLAN

         Beal Financial Corporation (hereafter the "Company") agrees to pay David C. Meek (hereafter the "Executive") bonus compensation as herein described:

         1. EMPLOYMENT AT WILL. The Executive and the Company understand and acknowledge that the Executive's employment with the Company and its subsidiaries is "at will" and may be terminated by the Executive or the Company or its subsidiaries at any time, with or without cause. The Executive and the Company further understand and acknowledge that nothing in this Plan or in the Executive's employment with the Company or its subsidiaries shall be construed to limit the "at will" nature of the Executive's employment with the Company. The Executive and the Company further understand and acknowledge that the "at will" nature of the Executive's employment may only be modified through written agreement between the Executive and the Company and such written agreement must be signed by the Executive and the Chairman of the Board and expressly state that it is modifying that "at will" nature of the Executive's employment.

         2. DUTIES AND RESPONSIBILITIES. The Executive understands and agrees that in addition to the responsibilities of his position of President of the Company, which are not part of this Plan, that the Executive's primary responsibility under this Plan is to promote and attempt to maximize the profitability of the loans that the Company and its subsidiaries issue consistent with safety and soundness.

         The Executive shall be entitled to bonus compensation equal to ten percent of the earnings in excess of prime plus 150 basis points attributable to the pool of loans described herein. The calculations to be used and the amount due as a bonus shall be determined by the sole discretion and judgement of the Board of Directors (to be generally consistent with the goals of this agreement). The earnings or losses from each loan (including foreclosed collateral) shall be aggregated into the pool total and bonus calculations shall be based on such an aggregated total rather than individual loan performance. The Executive shall be entitled to bonus compensation for the life of the loan pool regardless of whether or not he remains employed by the Company or its subsidiaries, the concept being that the bonus is paid for the origination of the loan, even though paid over the life of the loan. The Executive and the Company acknowledge a $100,000 advance payment previously paid to the Executive which $100,000 shall be deducted from any monies due hereunder.

         The loan pool shall be comprised of certain loans originated by the Company and its subsidiaries after January 1, 1997, initially including only those loans set forth on Exhibit A, which loans are mutually agreed upon by the Executive and the Chairman of the Board as evidenced by their signatures on Exhibit A. Additional newly originated loans shall become part of the loan pool when specifically and unambiguously identified in writing on a form entitled "Addition to loan pool" and signed by both the Executive and the Chairman of the Board and ratified by the Board of Directors. If a loan in the loan pool is foreclosed or the asset acquired by deed in lieu or otherwise, the asset created thereby shall remain in the loan pool and be automatically included when calculating and referencing loans in the loan pool. Loans shall remain in the loan pool for so long as each loan, asset or continuing profits interest is outstanding, even if such time period exceeds the termination of the Executive's employment. Loans shall be removed from the loan pool once a loan is paid in full, an amount less than fully payment is accepted as payment in full, or the asset resulting


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from a foreclosure or deed in lieu of foreclosure is sold. Loans with a continuing profits interest shall remain in the loan pool until their profits interest is paid in full or settled for an amount less than payment in full. Modifications to loans already in the loan pool shall not cause a loan to be removed from the loan pool and any such modified loans shall remain in the loan pool.

         Earnings subject to the bonus calculation is intended to include all income and expenses attributable to the loan pool assets including interest income, profit participation payments, release fees, loan origination or renewal fees, and income or losses created from former loans or assets in the loan pool, all charge-offs, write-downs and specific loan loss provisions, expenses of collection, attorney fees, as well as any other income or expenses attributable to the loan pool as determined by the Board of Directors (except that cost of funds (i.e., interest paid to depositors) and normal non-default servicing costs shall not be included as expenses). Salaries, bonuses, travel expenses, fees and any other compensation paid by the Company or its subsidiaries to loan origination officers during the time the Executive is employed under this Plan shall also be deducted as expenses and all compensation paid to third parties (such as loan brokers) attributable to loans in the loan pool shall also be deducted as expenses.

         Bonuses shall be calculated as of October 1 of each year and paid on December 1 of each year. Twenty-five percent of the bonus amount shall be retained as a reserve and seventy-five percent shall be paid to the Executive. All remaining reserves shall be paid to the Executive when no assets remain in the loan pool. The Executive may request once per year that a partial payment of reserves be paid to him and must request a specific amount and provide justification for such a payment. Any such partial payments shall be subject to board review and discretion . The Board may determine to pay the requested amount, pay a reduced amount or pay nothing. The parties agree that no reserves should be paid until the performance of the pool is certain enough to justify a payment from the reserves. Notwithstanding anything to the contrary, no reserves shall be paid that would provide bonus compensation to the Executive in excess of the total bonus amount due the Executive as periodically recalculated (i.e., reserve amounts may be reduced solely as a result of changing pool performance and without payment to the Executive).

         The parties agree that all bonus calculations and payments and reserve amounts periodically calculated pursuant hereto are only interim estimates of the amounts expected to be due the Executive upon final resolution of all assets in the pool. In the event that the Executive is ever overpaid, the Executive agrees to immediately repay any overpayments to the Company.

         3. LIMITATIONS ON THE PAYMENT OF INCENTIVE COMPENSATION. The Executive understands and agrees that any and all Incentive Payments described herein shall only be due and owing to the Executive by the Company if the Company has the financial ability to make such payments. The Company shall only be considered to not possess the ability to pay if it either (i) fails to make payments to its bond holders or (ii) does not pay dividends, make loans or declare bonuses to its stockholders. If the Company shall be unable to make any payment in a timely manner as provided for in this Plan or the Company shall be late in making any payment due hereunder, the Company shall owe the Executive interest on the delinquent payment(s) at a rate of Prime plus 150 basis points, compounded monthly, until such payments and applicable interest is paid in full. Incentive payments owed to or received by the Executive are refundable to the extent

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the subsequent performance of the loan pool indicates that the Executive would not be entitled to a bonus under the bonus calculation set forth in
Section 3 hereof performed on a cumulative basis. The Executive have no liability hereunder to repay more than the aggregate amount of bonus payments received. The Executive may unilaterally determine to reduce any bonus payment based on his determination of prospects for future pool performance which decision shall not affect subsequent bonus calculations.

         The parties hereto agree that notwithstanding anything to the contrary, the maximum total, cumulative, aggregate, bonus amount to be paid pursuant hereto shall not exceed three million dollars.

         4. ENTIRE AGREEMENT. The parties acknowledge and agree that this Plan constitutes the complete and entire agreement between the parties concerning the payment of incentive loan compensation of the Executive; that the parties have not relied on any representations, oral or written, which are not set forth in this Plan; that no previous agreement, either oral or written, shall have any effect on the terms or provisions of this Plan; and that all previous agreements, either oral or written, are expressly superseded and revoked by this Plan.

         5. MODIFICATIONS. The parties acknowledge and agree that the provisions of this Plan may not be modified by any subsequent agreement unless the modifying agreement (i) is in writing; (ii) contains an express provision referencing this Plan; (iii) is signed by the Executive; (iv) is signed by an authorized representative of the Company; and (v) is approved by the Board of Directors of the Company.

         6. ARBITRATION. The Company and the Executive agree as follows:

                  a. Any claim or controversy arising out of or relating to this Plan, or breach of the terms of this Plan shall be settled by final and binding arbitration in the City of Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect on the date the claim or controversy arises. The Executive and the Company further acknowledge and agree that either party must request arbitration of any claim or controversy within one hundred and eighty (180) days of the date the claim or controversy accrues or first arises by giving written notice of the party's request for arbitration ("Arbitration Notice"). Failure to give notice of any claim or controversy within one hundred and eighty (180) days shall constitute a waiver of the claim or controversy.

                  b. All claims or controversies subject to arbitration shall be submitted to arbitration within six (6) months from the date the written notice of a request for arbitration is effective. All claims or controversies shall be resolved by a panel of three
                           (3) arbitrators who are licensed to practice law in the State of Texas and who are experienced in the arbitration of labor and employment disputes. These arbitrators shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association in

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                           effect at the time the claim or controversy arises.
                           Either party may request that the arbitration proceeding be stenographically recorded by a Certified Shorthand Reporter. The arbitrators shall issue a written decision with respect to all claims or controversies within thirty (30) days from the date the claims or controversies are submitted to arbitration. The parties shall be entitled to be represented by legal counsel at any arbitration proceeding. The Executive and the Company acknowledge and agree that each party will bear fifty percent (50%) of the cost of the arbitration proceeding. The parties shall be responsible for paying their own attorney's fees, if any.

         7. APPROVAL BY Board of Directors. The effectiveness of this Plan is subject to the approval and ratification by the Company's Board of Directors. If the Board of Directors does approve and ratify this Plan, the "Effective Date" of this Plan shall be January 1, 1998.

         8. NOTICES. Any and all notices required to be given under the terms hereof shall be addressed to each party as follows:

                  The Company:     Board of Directors
                                   15770 N. Dallas Parkway
                                   Suite 300, LB #66
                                   Dallas, Texas 75248

                  The Executive:   David C. Meek
                                   15725 Havenrock Circle
                                   Dallas, Texas 75248

         EXECUTED ON THIS 18th day of February, 1998, in Dallas, Texas.

                                          THE EXECUTIVE


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                                          David C. Meek, Individually


                                          THE COMPANY


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                                          D. Andrew Beal, Chairman of the Board


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